PLEDGE AND SECURITY AGREEMENT

        This Pledge and Security Agreement, dated as of December 4, 2001, made by and among PMA CAPITAL CORPORATION, a Pennsylvania corporation (the “Applicant”), each subsidiary of the Applicant which is or may become a party hereto (each individually a “Co-Applicant” and collectively the “Co-Applicants” and together with the Applicant, each individually a “Pledgor” and collectively the “Pledgors”), and FLEET NATIONAL BANK, as agent (in such capacity, the “Agent”) for the banks and other financial institutions (collectively, the “Banks”) parties to the Credit Agreement (as defined below).

W I T N E S S E T H :

        WHEREAS, the Pledgors, the Banks and the Agent have entered into a Letter of Credit Agreement, dated December 4, 2001 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

        WHEREAS, pursuant to the provisions of the Credit Agreement and upon the terms and subject to the conditions set forth therein, Fleet National Bank (in such capacity, the “Issuing Bank”) has agreed to issue Letters of Credit for the account of the Borrower thereunder; and

        WHEREAS, it is a condition precedent to the obligation of the Issuing Bank to issue Letters of Credit for the account of the Applicant and/or Co-Applicants under the Credit Agreement that the Pledgors shall have executed and delivered this Pledge Agreement to the Agent for the ratable benefit of the Issuing Bank and the Banks to secure the due and punctual payment of the Obligations.

        NOW, THEREFORE, in consideration of the premises and to induce the Issuing Bank to issue Letters of Credit for the account of the Borrower under the Credit Agreement, the Pledgors hereby agree with the Agent as follows:

        1. Defined Terms. Unless otherwise defined herein, terms which are defined in the Credit Agreement and used herein are so used as so defined, and the following terms shall have the following meanings:

“Code” means the Uniform Commercial Code from time to time in effect in the Commonwealth of Massachusetts.

“Collateral” shall have the meaning set forth in Section 2.

     “Control Agreement” shall mean individually and “Control Agreements” shall mean collectively each Control Agreement from time to time in effect among one or more of the Pledgors, the Agent and the Custodian, as replaced, amended, supplemented or otherwise modified from time to time.

“Custodian” shall have the meaning set forth in Section 2.

     “Obligations” means all of the obligations and liabilities of the Pledgors and the other Credit Parties under the Credit Documents, including, without limitation, reimbursement obligations (whether absolute or contingent) with respect to any Letter of Credit and all obligations (including, without limitation, any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any of the Pledgors or other Credit Parties, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in respect of fees, expenses and other amounts payable under any Credit Document, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired.

“Pledge Agreement” means this Pledge and Security Agreement, as amended, supplemented or otherwise modified from time to time.

“Securities Account” and “Securities Accounts” shall have the meanings set forth in Section 2.

        2. Pledge; Grant of Security Interest. In order to induce the Issuing Bank to issue Letters of Credit and as security for the Obligations, each of the Pledgors hereby jointly and severally grants a security interest in and pledges to the Agent, for the ratable benefit of the Issuing Bank and the Banks, all of such Pledgor’s present or future right, title and interest in and to the applicable Securities Account titled in the names of such Pledgor and one or more other Pledgors (each a “Securities Account” and collectively, the “Securities Accounts”) with Fleet National Bank (in such capacity, the “Custodian”) described on Exhibit A attached hereto and made a part hereof and in any and all of the property and assets, including, without limitation, the assets referred to in clauses (a) and (b) below, but only to the extent held in or registered or credited to the Securities Accounts (all such property and assets being collectively referred to as the “Collateral”):

               a. all of the securities and other investment property and security entitlements with respect thereto and financial assets now or hereafter owned (whether in certificated or book-entry form or otherwise, and whether any such investment property, security entitlements or financial assets are based on securities, general intangibles or other property) by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest, including, without limitation all (i) time deposits issued by Fleet National Bank, repurchase agreements, money market funds and asset management accounts, (ii) securities commonly known as “commercial paper”, (iii) government securities defined as obligations of the United States Treasury and issues of United States agencies quoted daily in The Wall Street Journal or (iv) bonds issued by municipalities of the United States or corporate bonds; all of the certificates and/or instruments (if any) representing or evidencing such securities or such other property; and all cash, securities dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed or distributable in the future in respect of or in exchange for any of all such securities or other property,

               b. any and all other property of such Pledgor now or hereafter owned, or in which such Pledgor may have or in the future may acquire an interest, in the possession or control of the Agent or any third party acting on its behalf (including without limitation the Custodian), or otherwise, including but not limited to (i) any deposit or other balance of account standing to the credit of such Pledgor on the books of the Agent, regardless of whether for the express purpose of being used by the Agent as collateral security or for safekeeping or for any other or different purposes, including property in transit or covered or affected by documents in the Agent’s possession or control, (ii) rights to receive any security, interests or other property, (iii) all cash and cash equivalents and all interest and other income therefrom and (iv) all books and records pertaining to any of the property referred to in this Section 2, and

               c. the proceeds and accessions and all collateral security and guarantees given by any person with respect to any of the property described in clauses (a) and (b) above, whether now or hereafter owned by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any interest.

        3. Representations and Warranties. Each of the Pledgors hereby represents and warrants to the Agent and the Banks that:

a. such Pledgor is the entitlement holder of the Collateral that is held in the Securities Accounts and there are no restrictions on the pledge or transfer of any of the Collateral;

b. all the Collateral, where applicable, has been duly and validly issued and is fully paid and nonassessable;

     c. except for the pledge and security interest granted hereby or subordinate liens of the Custodian permitted by the applicable Control Agreement, (i) the Collateral is free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, and (ii) such Pledgor will not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Collateral or assign, pledge or otherwise encumber any right to receive income from the Collateral;

d. the chief executive office of such Pledgor is set forth on Schedule I hereto;

     e. such Pledgor has the right to transfer the Collateral free of any encumbrances and such Pledgor will defend such Pledgor’s title to the Collateral against the claims of all persons, and any registration with, or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body which was or is necessary for the validity of the pledge of and grant of the security interest in the Collateral has been obtained; and

     f. the pledge of and grant of the security interest in the Collateral under this Pledge Agreement, together with the execution of the applicable Control Agreement by the parties thereto, is effective to vest in the Agent for the ratable benefit of the Issuing Bank and the Banks a valid and perfected first priority security interest in and to the Collateral as set forth herein enforceable against all creditors of such Pledgor.

        4. Covenants. The Pledgors shall maintain, or cause the Custodian to maintain, at all times in the Securities Accounts as financial assets (within the meaning of the Code), sufficient Eligible Collateral to meet the requirements of Section 2.14 of the Credit Agreement. Except as set forth in Section 7 hereof or in the Control Agreement, no withdrawal of Collateral from the Securities Accounts shall be permitted or made without the prior written consent of the Agent. The obligations of the Pledgors hereunder shall remain full force and effect without regard to, and shall not be impaired by (i) any exercise or nonexercise, or any waiver, by the Agent of any right, remedy, power or privilege under or in respect of any of the Obligations or any security therefor (including this Agreement); (ii) any amendment to or modification of the Credit Agreement, the other Credit Documents or any of the Obligations; (iii) any amendment to or modification of any instrument (other than this Agreement) securing any of the Obligations, including, without limitation, any of the Credit Documents; or (iv) the taking of additional security for, or any other assurances of payment of, any of the Obligations or the release or discharge or termination of any security or other assurances of payment or performance for any of the Obligations; whether or not the Pledgors shall have notice or knowledge of any of the foregoing, the Pledgors hereby generally waiving all suretyship defenses to the extent applicable.

        5. Default; Remedies.

               5.1. If any of the following occur (each an “Event of Default”): (i) any Event of Default under the Credit Agreement or any other Credit Document, (ii) the failure by any of the Pledgors to perform any of its obligations hereunder, (iii) the falsity, inaccuracy or material breach by any of the Pledgors of any covenant, warranty, representation or statement made or furnished to the Agent by or on behalf of such Pledgor, (iv) the failure of the Agent to have a perfected first priority security interest in the Collateral (other than to the extent caused solely by the action or inaction of the Agent), (v) any restriction is imposed on the pledge or transfer of any of the Collateral after the date of this Agreement without the prior written consent of the Agent, or (vi) the breach of any of the Control Agreements, or receipt of notice of termination of any of the Control Agreements if no successor custodian reasonably acceptable to the Agent has executed a replacement Control Agreement, then the Agent is authorized in its discretion to exercise any one or more of the rights and remedies granted pursuant to this Pledge Agreement or given to a secured party under the Code or otherwise at law or in equity, including without limitation the right to sell or otherwise dispose of any or all of the Collateral at public or private sale, with or without advertisement thereof, upon such terms and conditions as it may deem advisable and at such prices as it may deem best.

               5.2. (a) At any bona fide public sale, and to the extent permitted by law, at any private sale, the Agent or any Bank shall be free to purchase all or any part of the Collateral, free of any right or equity of redemption in the Pledgors, which right or equity is hereby waived and released. Any such sale may be on cash or credit. The Agent will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given. The Agent may adjourn any sale and sell at the time and place to which the sale is adjourned. If the Collateral is customarily sold on a recognized market or threatens to decline speedily in value, the

Agent may sell such Collateral at any time without giving prior notice to the Pledgors. Whenever notice is otherwise required by law to be sent by the Agent to the Pledgors of any sale or other disposition of the Collateral, five (5) days written notice sent to the Pledgors at the address specified on Schedule I hereto will be reasonable. The Agent may buy any part or all of the Collateral at any public sale and, with respect to any part or all of the Collateral that is of a type customarily sold in a recognized market or is of the type which is the subject of widely-distributed standard price quotations, the Agent may buy at private sale and may make payments thereof by any means.

               (b) The Pledgors recognize that the Agent may be unable to effect or cause to be effected a public sale of the Collateral by reason of certain prohibitions contained in the Securities Act of 1933, as amended (the “Act”), so that the Agent may be compelled to resort to one or more private sales to a restricted group of purchasers who will be obligated to agree, among other things, to acquire the Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgors understand that private sales so made may be at prices and on other terms less favorable to the seller than if the Collateral were sold at public sales, and agrees that the Agent has no obligation to delay or agree to delay the sale of any of the Collateral for the period of time necessary to permit the issuer of the securities which are part of the Collateral (even if the issuer would agree), to register such securities for sale under the Act. The Pledgors agree that private sales made under the foregoing circumstances shall be deemed to have been made in a commercially reasonable manner.

               5.3. The net proceeds arising from the disposition of the Collateral as provided herein, after deducting expenses incurred by the Agent will be applied to the Obligations and the costs and expenses incurred by the Agent in enforcing this Pledge Agreement in the order determined by the Agent. If any excess remains after the discharge of all of the Obligations, the same will be paid to the Pledgors. If after exhausting all of the Collateral there is a deficiency, the Pledgors will be liable therefor to the Agent and the Banks; provided, however, that nothing contained herein will obligate the Agent to proceed against any other party obligated under the Obligations or against any other collateral for the Obligations prior to proceeding against the Collateral.

               5.4. If any demand is made at any time upon the Agent or any Bank for the repayment or recovery of any amount received by it in payment or on account of any of the Obligations or such Bank from the disposition of the Collateral and if the Agent or such Bank repays all or any part of such amount, the Pledgors will be and remain liable for the amounts so repaid or recovered to the same extent as if never originally received by the Agent or such Bank.

        6. Voting Rights and Entitlement Orders.

     a. Prior to the occurrence of an Event of Default, notwithstanding anything in the Control Agreements to the contrary, (i) the Agent shall not issue any entitlement orders or other instructions to the Custodian with respect to the Securities Accounts or the Collateral (except in connection with withdrawals from the Securities Accounts requested by the Pledgors and approved by the Agent) and (ii) the Pledgors will have the right to exercise all voting and consensual rights with respect to the Collateral.

     b. At any time after the occurrence of an Event of Default, the Agent may issue such entitlement orders and instructions as it may in its discretion elect, may transfer any or all of the Collateral into its name or that of its nominee and may exercise all voting rights with respect to the Collateral, but no such transfer shall constitute a taking of such Collateral in satisfaction of any or all of the Obligations unless the Agent expressly so indicates by written notice to the Pledgors.

        7. Dividends, Distributions, Interest and Premiums. Prior to the occurrence of any Event of Default, notwithstanding anything in the Control Agreements to the contrary, the Pledgors will have the right to withdraw from the Securities Accounts and receive free and clear of the Agent’s security interest hereunder (i) all cash dividends, distributions, interest and premiums declared and paid on the Collateral and (ii) any portion of the Collateral if the Discounted Collateral Value is greater than 105% of the Letter of Credit Exposure (as defined in the Credit Agreement) all as more fully set forth in Section 2.14 of the Credit Agreement. Prior to the occurrence of any Event of Default, notwithstanding anything in the Control Agreements to the contrary, the Pledgors shall be permitted to make substitutions of Collateral provided that the Discounted Collateral Value of the Collateral is at least equal to that of the Collateral for which it is substituted. At any time after the occurrence of an Event of Default, no such withdrawal or substitution shall be permitted and the Agent shall be entitled to receive all cash or stock dividends, distributions, interest and premiums declared or paid on the Collateral, all of which shall be subject to the Agent’s rights under Section 5 above. In the event any additional shares are issued to any of the Pledgors as a stock dividend or in lieu of interest on any of the Collateral, as a result of any split of any of the Collateral, by reclassification or otherwise, any certificates evidencing any such additional shares will be immediately delivered to the Custodian and such shares will be subject to this Pledge Agreement and a part of the Collateral to the same extent as the original Collateral.

        8. Securities Account. Each of the Pledgors agrees to cause the Custodian to execute and deliver, contemporaneously herewith, the appropriate Control Agreement in order to protect the Agent's security interest in the Securities Accounts and the Collateral.

        9. Further Assurances. At any time and from time to time, upon demand of the Agent, each of the Pledgors will give, execute, file and record any notice, financing statement, continuation statement, instrument, document or agreement that the Agent may consider necessary or desirable to create, preserve, continue, perfect or validate any security interest granted hereunder or to enable the Agent to exercise or enforce its rights hereunder with respect to such security interest. Without limiting the generality of the foregoing, each of the Pledgors hereby irrevocably appoints the Agent as such Pledgor’s attorney-in-fact to do all acts and things in such Pledgor’s name that the Agent may deem necessary or desirable to perfect or enforce its security interest hereunder. This power of attorney is coupled with an interest with full power of substitution and is irrevocable. The Agent is authorized at any time and from time to time to file financing statements, continuation statements and other documents under the Code relating to the Collateral without such Pledgor’s signature, naming such Pledgor as debtor and the Agent as secured party. The Agent is further authorized at any time and from time to time to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that contain any information required by part 5 of Article 9 of the Uniform Commercial Code of the jurisdiction of the filing office for the sufficiency or filing office acceptance of any financing statement or amendment, including whether any Pledgor is an organization, the type of organization and any organization identification number issued to such Pledgor. Each Pledgor agrees to furnish any such information to the Agent promptly upon request.

        10. Limitation on Duties Regarding Collateral. The Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Code or otherwise, shall be to deal with it in the same manner as the Agent deals with similar securities and property for its own account. Neither any holder of any Obligation nor any of its respective directors, officers, employees or agents shall be liable for any failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgors or otherwise.

        11. Powers Coupled with an Interest. All authorizations and agencies herein contained with respect to the Collateral are irrevocable and powers coupled with an interest.

        12. Severability. Any provision of this Pledge Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.

        13. Section Headings. The section headings used in this Pledge Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

        14. No Waiver; Cumulative Remedies. No holder of any Obligation shall by any act (except by a written instrument pursuant to Section 16 hereof) be deemed to have waived any right or remedy hereunder or to have acquiesced in any default of any obligation under any Loan Document or in any breach of any of the terms and conditions hereof or thereof. No failure to exercise, nor any delay in exercising, on the part of any holder of any Obligation of any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by any holder of any Obligation of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

        15. Waivers and Amendments; Successors and Assigns; Governing Law. None of the terms or provisions of this Pledge Agreement may be amended, supplemented or otherwise modified except by a written instrument executed by the Pledgors and the Agent, provided that any provision of this Pledge Agreement may be waived by the Agent in a letter or agreement executed by the Agent or by telex or facsimile transmission from the Agent. This Pledge Agreement shall be binding upon the respective heirs, administrators, successors and assigns of the Pledgors and shall inure to the benefit of the holder of the Obligations and their respective successors and assigns. THIS PLEDGE AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT AND SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE SUBSTANTIVE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

        16. Notices. All notices hereunder to the Agent or the Pledgors to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given when delivered or sent in the manner and to the respective addresses as provided in the Credit Agreement.

        17. Irrevocable Authorization and Instruction. Each of the Pledgors hereby authorizes and instructs the Custodian to comply with any instruction received by it from the Agent in writing that (a) states that an Event of Default has occurred and is continuing and (b) is otherwise in accordance with the terms of this Pledge Agreement or the Control Agreement, without any other or further instructions from such Pledgor, and such Pledgor agrees that the Custodian shall be fully protected in so complying. Each of the Pledgors hereby instructs the Custodian to mark its records to reflect the pledge of the Collateral and to take such other action as may be required or customary to effect or evidence the pledge of the Collateral made and intended to be made pursuant to this Pledge Agreement.

        18. Authority of Agent. Each of the Pledgors acknowledges that the rights and responsibilities of the Agent under this Pledge Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Pledge Agreement shall, as between the Agent and the Banks, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and such Pledgor, the Agent shall be conclusively presumed to be acting as the holder of the Obligations and on behalf of the Banks with full and valid authority so to act or refrain from acting, and neither such Pledgor nor any Issuer shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

        19. Termination. Upon satisfaction in full of all Obligations, this Agreement shall terminate automatically and the Agent shall deliver such notice thereof to the Custodian as may be required or permitted by the Control Agreements (a) advising that all of the Obligations secured by the Collateral have been satisfied and (b) instructing the Custodian to release the Collateral. The Agent shall execute such documents as may be necessary to evidence the termination of this Agreement.

        20. Submission to Jurisdiction; Waivers.

a. Each of the Pledgors hereby irrevocably and unconditionally:

     (i) submits for itself and its property in any legal action or proceeding relating to this Pledge Agreement, or for recognition and enforcement of any judgment in respect thereof to the non-exclusive general jurisdiction of the courts of the Commonwealth of Massachusetts, the courts of the State of Connecticut, the courts of the State of Connecticut, the courts of the United States of America in Massachusetts or Connecticut, and appellate courts from any thereof;

     (ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

     (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Pledgor at its address set forth in Schedule I hereto or at such other address of which the Agent shall have been notified;

     (iv) waives and hereby acknowledges that it is estopped from raising any objection based on forum non conveniens, any claim that any of the above-referenced courts lack proper venue or any objection that any of such courts lack personal jurisdiction over it so as to prohibit such courts from adjudicating any issues raised in a complaint filed with such courts against such Pledgor concerning this Pledge Agreement;

     (v) acknowledges and agrees that the choice of forum contained in this paragraph shall not be deemed to preclude the enforcement of any judgment obtained in any forum or the taking of any action under this Pledge Agreement to enforce the same in any appropriate jurisdiction;

     (vi) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages; and

(vii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

     (b) EACH OF THE PLEDGORS IRREVOCABLY WAIVES ANY AND ALL RIGHT THE PLEDGOR MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR CLAIM OF ANY NATURE RELATING TO THIS PLEDGE AGREEMENT, ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS PLEDGE AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN ANY OF SUCH DOCUMENTS. EACH OF THE PLEDGORS ACKNOWLEDGES THAT THE FOREGOING WAIVER IS KNOWING AND VOLUNTARY.

        IN WITNESS WHEREOF, the undersigned have caused this Pledge Agreement to be duly executed and delivered as of the date first above written.

PMA CAPITAL CORPORATION

By:	/s/ Francis W. McDonnell

Name:	Francis W. McDonnell
Title:	Senior Vice President, Chief Financial Officer & Treasurer

PMA CAPITAL INSURANCE COMPANY

By:	/s/ Albert D. Ciavardelli

Name:	Albert D. Ciavardelli
Title:	Vice President & Treasurer

PENNSYLVANIA MANUFACTURERS' ASSOCIATION INSURANCE COMPANY

By:	/s/ William E. Hitselberger

Name:	William E. Hitselberger
Title:	Senior Vice President, Chief Financial Officer & Treasurer

FLEET NATIONAL BANK, as Agent

By:	/s/ Anita M. Presmarita

Name:	Anita M. Presmarita
Title:	Vice President

EXHIBIT A TO
PLEDGE AND SECURITY AGREEMENT

With respect to the following accounts:

Securities Account Number and Title:	# 0002575180 - Account of PMA Capital Insurance Company for the benefit of Fleet National Bank, as agent and secured party
Securities Account Number and Title:	# 0002576980 - Account of Pennsylvania Manufacturers' Association Insurance Company for the benefit of Fleet National Bank, as agent and secured party
Custodian:	Fleet National Bank

        The Securities Accounts referred to above and all assets in the Securities Accounts (including, without limitation, all financial assets) are being pledged as collateral but trading is permitted in the Eligible Collateral (as defined in the Credit Agreement referred to in the Pledge and Security Agreement). Except as expressly permitted by the terms and subject to compliance with the conditions set forth in the Pledge and Security Agreement and/or the related Control Agreements, no withdrawals may be made from the Securities Accounts without the prior written consent of the Agent as secured party.

SCHEDULE I

To Pledge Agreement

ADDRESSES OF PLEDGORS

PMA Capital Corporation Mellon Bank Center 1735 Market Street Philadelphia, Pennsylvania 19103-7590
Attention:	Francis W. McDonnell, Senior Vice President, Chief Financial Officer and Treasurer

PMA Capital Insurance Company Mellon Bank Center 1735 Market Street Philadelphia, Pennsylvania 19103-7590
Attention:	Francis W. McDonnell, Senior Vice President, Chief Financial Officer and Treasurer

Pennsylvania Manufacturers’ Association Insurance Company 380 Sentry Parkway Blue Bell, Pennsylvania 19422-0754
Attention:	William Hitselberger, Senior Vice President, Chief Financial Officer and Treasurer